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                                                                     EXHIBIT 10

                            STANDARD TERMS FOR LOANS


The provisions below are included as terms and conditions for the offer for a loan in the amount of NOK 4,000,000 given on the 31.05.99 to Marine Shuttle Operations AS, Luramyrveien 23, 4300 Sandnes.

Other terms and conditions for the loan are set out in the offering letter, "Disbursement form and terms and conditions for loan and grants", and other loan documents.

1.   THE BORROWER'S BUSINESS

     The borrower shall carry out the business which the loan offer is based upon.

     From the acceptance of the offer and during the term of the loan, audited annual accounts and the report of the board of directors shall each year be sent to SND in one copy as soon as possible after the close of the annual accounts. For companies which are not subject to audit the company shall send in normal account form, which, inter alia, is used by the tax authorities.

     The borrower shall contribute to the control which SND finds necessary. The borrower may be charged the costs.

2.   TIME LIMITS

     The loan offer must be accepted within a month, otherwise the offer is no longer valid.

     If SND has received a request for disbursement within the year of the loan offer and the two subsequent years after the offer was given, the offer is no longer valid. SND may in special cases extend the time limit for disbursement with a year. This time limit for disbursement does not apply if a special time limit is set out in the loan offer.

3.   RESERVATIONS REGARDING DISBURSEMENT

     The loan is not disbursed if the property, machines and other assets of the borrower or the enterprise as a whole is transferred to a new owner without the written approval by SND.

4.   MOVING AND CHANGE OF OWNERSHIP

     The business of the borrowers/mortgagor must neither wholly nor partly be moved without the prior written approval by SND.


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     During the term of the loan, the borrower must not without the written approval by SND move, sell or in any other way dispose of the assets of the enterprise or part of these, if it is not apparent that it without significance to SND.

     If the enterprise wholly or partly is transferred to a new owner, and the transfer is not approved by SND, the loan may be terminated. The same applies if shares/ownership shares which give control over the company or subsidiaries, are transferred to a new owner. This does not apply to floated companies.

5.   MAINTENANCE AND INSURANCE

     The assets of the enterprise shall be properly maintained. The borrower is responsible that the assets of the enterprise is adequately insured against risk of fire and other risks which one normally takes out insurance against in the industry. If the borrower fails to take out such insurance, SND may provide for proper insurance coverage for the account of the borrower.

6.   LOANS SECURED BY MORTGAGE

     For loan secured by mortgage the property mortgaged shall be free from any alien ownership rights, liens or other encumbrances other than what is specifies in the loan conditions and/or has been informed about in writing to and approved by SND.

7.   TERMS OF INTEREST. REDEMPTION

7.1  LOW RISK LOAN

     For loans with a FLOATING INTEREST RATE SND may change the interest rate with one week's notice. Any prepayment of the loan, prepayment of instalments or a transfer from floating to fixed interest rate might be done without payment of charges as long as the loan is running with a floating interest rate.

     For loans with a FIXED INTEREST RATE the interest rate is regulated at fixed points of time which are set out in the loan offer and in accordance with the terms which apply for similar new loans at the time of regulation of the interest rate. Notice of regulation of the interest rate will be sent approximately four weeks before the time of regulation of the interest rate. A concrete interest rate offer will be sent not later than one week before the time of regulation of the interest rate. The loan may be redeemed at par value at the point of time when the interest rate is regulated. During the period between these points of time when the interest rate is regulated, the loan may normally not be redeemed. SND may accept that the borrower prepays instalments or wholly redeems the loan, but in such case at a premium price to be determined in each case.

7.2  OTHER LOANS

     SND may at four week's notice fix new terms of interest. SND may accept that the


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     borrower prepays instalments or wholly redeems the loan.


8.   DEFAULT

     If instalments and interest are not paid and registered on SNDs account within the due date, default interest is payable at a current rate of 4 % above the normal interest rate prevailing. If reminders are made and legal proceedings are taken to collect the loan, charges are payable in accordance with the rates prevailing for SND loans. SND is also entitled to change the due date.

     SND may require redemption of the loan if the borrower is in material breach of the loan conditions, including the standard conditions, or if the borrower acts in conflict with pre-conditions upon which SNDs loan offer is based. The same applies if the borrower significantly diminishes his wealth, stops payments, applies for moratorium regarding his debt, enters into bankruptcy or the company is dissolved.

9.   VARIOUS PROVISIONS

     If there are more than one borrower, they are jointly liable for the loan.


OSLO, 15 FEBRUARY 1998




We are familiar with SNDs standard terms for loans and accept these.

Place/date:                Borrower/Signature:              Registration no.:

Sandnes/10.06.99           Marine Shuttle Operations AS       979 533 624

                           /s/ Steve Adshead
                           ----------------------------
                           Steve Adshead
                           Managing Director


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                                 Promissory Note


The undersigned, Marine Shuttle Operations AS,
Registration no.: 979533624, Address: Luramyrveien 23, 4300 Sandnes

hereby promise to pay to STATENS NAERINGS- OG DISTRIKTUTVIKLINGSFOND (SND)

NOK 4,000,000 four million 00/100 Norwegian Kroner

THE PRINCIPAL IS REPAYABLE AFTER TWO YEARS AFTER DISBURSEMENT AND SHALL THEREAFTER BE REPAID DURING A PERIOD OF FIVE YEARS IN HALF-YEARLY INSTALMENTS, EACH IN THE AMOUNT OF NOK 400,000. THE FIRST INSTALMENT SHALL BE PAID SIX MONTHS AFTER THE EXPIRATION OF THE TWO YEAR IRREDEEMABLE PERIOD.

Interest will accrue on the outstanding principal amount from the date of disbursement and is payable at the end of each six months. The current interest rate is 9.4% per annum.

Interest will accrue on any amounts of interest, instalments or principal overdue at a rate of 4% above the fixed normal interest rate. In addition, fixed fees will be payable.

SND can accept that the borrower prepay instalments of his loan or prepay the loan in whole.

The loan may be enforced without any court order in accordance with the Act on Legal Enforcement section 7-2(a).

The SNDs standard terms for loans, dated 15 February 1998, apply to the extent that they do deviate from the terms above.


Sandnes, 10 August 1999

/s/      STEVE ADSHEAD
-----------------------
By: Steve Adsehad
Title: Managing Director


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